Exhibit 3

Dated 14 Jan 2026

UNION BANCAIRE PRIVÉE (UK) LIMITED

SECURITY INTEREST AGREEMENT

(Collateral with Union Bancaire Privée (UK) Limited, Jersey Branch)

Security Interests (Jersey) Law 2012

This Agreement is an important legal document. The Bank strongly recommends that you seek the advice of your legal adviser before signing this Agreement.

THIS AGREEMENT is made this 14 day of January 2026

BETWEEN:

MR DANIEL MASTERS LEONARD of [Address] (“you”); and

(1)	the Bank (as defined below)

IT IS AGREED AS FOLLOWS:

1	Meaning of certain words and Interpretation

1.1	Words and phrases used in this Agreement shall have the meanings and uses given or prescribed to them in Schedule 2 hereto and this Agreement shall be interpreted in accordance with the provisions of Schedule 2 hereto.

The Main Subject Matter of this Agreement

2	Creation and registration of security interest

2.1	As continuing security for the payment, performance and/or discharge of the Debt, so that the Bank have a first priority security interest in the Collateral pursuant to the Law, you hereby;

(a)	grant a security interest in the Collateral to the Bank: and

(b)	agree that the Bank shall have control (as defined in the Law) of the Bank Accounts and the Securities Accounts.

2.2	Subject to clause 2.5, the Bank may in its sole discretion (but shall not be obliged to) at any time:

(a)	register the security interest created by this Agreement under the Law by registration of a financing statement for any period determined by the Bank; and

(b)	register a financing change statement under the Law in respect of any change to the details in the financing statement (including, without limitation, any amendment, renewal or discharge of the financing statement) for any period determined by the Bank.

2.3	You shall, promptly following written request from the Bank, deliver to the Bank such information and/or certified copy documents as the Bank may reasonably require for the purposes of the registration contemplated by this clause including, without limitation, a certified copy of your constitutional documents or your identity documents.

2.4	You hereby consent to the registration contemplated by this Clause and waive your right to receive a copy of any verification statement in respect of such registration.

2.5	Clause 2.2 shall not apply where you are the trustee(s) of a trust (other than a prescribed unit trust) granting a security interest over trust property under this agreement.

2.6	Upon the expiry of the Security Period, the Bank shall, at your request and expense:

(a)	enter into a security release agreement with you (in such form as the Bank shall determine) providing for the security interest created by this Agreement to be extinguished; and

(b)	register a financing change statement for the discharge of any financing statement registered in respect of the security interest created by this Agreement.

3	The secured obligations

3.1	You hereby covenant with the Bank on demand to pay, perform and/or discharge the Debt in the manner and at the time provided for in the document under which liability for such Debt arises.

3.2	The grant of the security interests set out in Clause 2 shall secure as a continuing security the payment, performance and/or discharge on demand of all monies, obligations and liabilities due by you to the Bank which shall for the time being (and whether on or at any time after such demand) be due owing or incurred to the Bank by you whether present or future, actually or contingently, in respect of current advances or further advances, whether solely or jointly with any other person and whether as principal or surety (together the “Debt”).

The Debt includes, but is not limited to:

(a)	overdrafts, personal and other loans or facilities and further advances of money;

(b)	all monies, obligations and liabilities of you to the Bank under the Facility Agreement;

(c)	guarantees and indemnities to the Bank and any of your other contingent liabilities;

(d)	discounts, commissions and other lawful charges and expenses;

(e)	interest in accordance with any agreement between you and the Bank and, if there is no agreement, interest on any money and liabilities due from you at the Interest Rate computed and compounded monthly and/or according to the Bank’s then current practice. Interest as above applies before and after any demand or judgment; and

(f)	money agreed to be paid by you under Clause 17 below.

3.3	You acknowledge and agree that none of your obligations and liabilities created pursuant to this Agreement, shall be reduced, discharged or otherwise adversely affected by:

(a)	any variation, extension, discharge, compromise, dealing with, exchange or renewal of any right or remedy which the Bank may now or hereafter have from or against you or any other person in respect of any of the obligations and liabilities of you or any other person;

(b)	any act or omission by the Bank or any other person in taking up, perfecting or enforcing any security, indemnity or guarantee from or against you or any other person;

(c)	any termination, amendment, variation, novation or supplement of or to any document (including the Facility Agreement) pursuant to which obligations and liabilities are due by you or any other person to the Bank;

(d)	any grant of time, indulgence, waiver or concession to you or any other person;

(e)	any of the insolvency, bankruptcy, liquidation, administration, winding-up, incapacity, limitation, disability, the discharge by operation of law, and any change in the constitution, name and style of you or any other person;

(f)	any invalidity, illegality, unenforceability, irregularity or frustration of any actual or purported obligation of you or any other person;

(g)	any claim or enforcement of payment from you or any other person;

(h)	any act or omission which would have discharged or affected your liability had it been as principal debtor instead of guarantor or indemnitor or by anything done or omitted by any person which but for this provision might operate to exonerate or discharge you or otherwise reduce or extinguish your liability under this Agreement; and/or

(i)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security.

3.4	You irrevocably waive and abandon any and all rights under the laws of Jersey, whether by virtue of the droit de division or otherwise, to require that any liability under this Agreement be divided or apportioned with any other person or reduced in any manner whatsoever and whether by virtue of the droit de discussion or otherwise to require that recourse be had to the assets of any other person before any claim is enforced against you in respect of the obligations and liabilities assumed by you under this Agreement.

What you agree in relation to the Collateral

4	Undertaking to maintain the Bank Accounts and Securities Accounts and restriction on withdrawals

Without affecting and in addition to the grant of the security interests and the other rights of the Bank under or pursuant to this Agreement, you:

(a)	hereby undertake and agree to maintain and not close any Bank Accounts or Securities Accounts;

(b)	hereby agree that repayment of any Account Balances to you or utilisation of any Account Balances by you is, unless otherwise agreed by the Bank in writing, conditional upon you having first discharged the Debt in full; and

(c)	hereby agree that the transfer of any Securities from any Securities Account to you or utilisation of any Securities in any Securities Account by you is, unless otherwise agreed by the Bank in writing, conditional upon you having first discharged the Debt in full.

5	Without affecting and in addition to the grant of the security interests and the other rights of the Bank under or pursuant to this Agreement, you:

(a)	hereby undertake and agree to procure that the proceeds of sale of any part of any Securities and any dividend, interest or other income or other asset derived from any Securities shall only be:

(i)	deposited in any Bank Accounts; or

(ii)	invested in further Securities; or

(iii)	transferred to the Bank to meet payments in respect of the Debt;

(b)	hereby undertake and agree to procure that any further Securities purchased, acquired or invested in pursuant to Clause 5(a)(ii) or otherwise shall be immediately delivered to the Bank to be held under the Securities Account; and

(c)	shall give, and shall procure that there is given, promptly to the Bank copies of any report, accounts, circular, offer or notice received by it in respect of, or which may affect, any part of the Collateral.

6	Set-off

The Bank may at any time set-off any Account Balances in or towards the discharge of the Debt and such right of set-off may be exercised by the Bank without prior notice to you whether or not any monies in any Bank Account may be in a currency different from that of the Debt or that any Bank Account contains a deposit which has not matured.

Safeguarding the Bank’s Security

7	Representations and Warranties

You hereby represent and warrant to the Bank on the date hereof and on each and every day until the discharge of the security interest created hereby that:

(a)	this Agreement constitutes your legal, valid and binding obligations enforceable against you in accordance with its terms;

(b)	no event has occurred or circumstance exists which constitutes or with the giving of notice or lapse of time would constitute an Event of Default;

(c)	you are the sole legal and beneficial owner of and have good title to the Collateral subject only to the rights granted in favour of the Bank by this Agreement;

(d)	this Agreement creates a first priority security interest in the Collateral under the Law in favour of the Bank which has attached and is perfected under the Law;

(e)	value has been given in respect of this Agreement; and

(f)	all of the Collateral is and will throughout the continuance of this Agreement be free from all Encumbrances, registrations of any security interests over the Collateral under the Law and rights of set-off other than those created under this Agreement in favour of the Bank.

8	Restrictions

(a)	You must not, save with the prior written consent of the Bank:

(i)	in any way, except as set out in this Agreement, sell or otherwise dispose of or create any Encumbrance over the Collateral or any part thereof or agree to any extent to sell, dispose of or encumber the Collateral or any part thereof; or

(ii)	create or permit to subsist any registration of a security interest in respect of the Collateral under the Law (other than registration of the security interest created by this Agreement in favour of the Bank).

For the purposes of Article 24 of the Law, except as expressly provided in this Agreement, the Bank does not authorise you or any other person to deal with the Securities Accounts, the Contract Rights or the Bank Accounts and any such dealing is prohibited.

(b)	You must not, without the Bank’s prior written consent, negotiate, settle or waive any claim for loss, damage or other compensation affecting the Collateral;

(c)	You shall do everything in your power to prevent any person from becoming entitled to claim any right over any part of the Collateral;

(d)	You shall notify the Bank of any registration of a security interest in respect of the Collateral under the Law (other than registration of the security interest created by this Agreement in favour of the Bank) or other interest of a third party in the Collateral immediately upon becoming aware of its occurrence;

(e)	You shall do everything necessary to help the Bank to:

(i)	confirm or protect its interest in the Collateral; and

(ii)	exercise any of its rights under this Agreement.

This includes immediately signing and delivering documents or doing anything else the Bank reasonably requires to create, attach, perfect, protect, maintain or enforce the security interest created hereunder, whether or not the rights of the Bank under this Agreement have become exercisable in part or in full.

9	Authority

9.1	Notwithstanding and without prejudice to the provisions of Clause 2 and subject to Clause 5, until the earlier of the occurrence of an Event of Default or the delivery by the Bank of written notice to you revoking such authority, you (or your agent) are hereby authorised by the Bank to exercise and be entitled to any and all rights in relation to any part of any Collateral (including, without limitation any rights to dividends or income from such Collateral) provided that you shall not, pursuant to such authorisation, take or permit any action:

(a)	that does not comply with the Custodian Agreement and, where you are a company, your memorandum and articles of association; or

(b)	that jeopardises, impairs or prejudices the rights of the Bank or any security created hereunder.

9.2	At any time following the earlier of the delivery by the Bank to you of written notice revoking the authority in Clause 9.1 or the occurrence of an Event of Default, when the authority granted pursuant to Clause 9.1 shall automatically terminate, you shall not be authorised to, and shall not, give instructions or exercise any rights in respect of any part of any Collateral (including, without limitation any rights to dividends or income from such Collateral).

When the rights of the Bank become exercisable

10	You agree that all and any of the Debt is due and payable to the Bank on demand, unless the Bank has expressly agreed with you to the contrary.

11	There shall be an Event of Default and the security interests created by this Agreement shall become enforceable (after the Bank has served on you written notice specifying the Event of Default) if:

(a)	the Debt, or any part of it, is not paid or discharged when due;

(b)	any of the Debt becomes invalid ineffective or unenforceable or you repudiate any of the Debt;

(c)	you fail to perform or comply with or you are in breach of any term of any agreement relating to the Debt or any part of it or repudiate any such agreement;

(d)	you fail to perform or comply with or you are in breach of any term of this Agreement or repudiate this Agreement;

(e)	you (or any of you) become insolvent or unable to pay your debts as they fall due or commence negotiations with one or more of your creditors with a view to the general re-adjustment or re-scheduling of indebtedness or make a general assignment of your assets for the benefit of your creditors;

(f)	any distress or execution or other legal process is levied or enforced upon any of your property or you take any action or any legal proceedings are started or other steps are taken for you or your property to be adjudicated or found en désastre, or you become “bankrupt” within the meaning of Article 8 of the Interpretation (Jersey) Law 1954;

(g)	you (or any of you) enter into any composition or arrangement with creditors or, where appropriate, any steps are taken for your administration, receivership, winding-up (except with the Bank’s prior written consent for the purpose of reconstruction or amalgamation only) or dissolution or similar proceedings are taken against any of you;

(h)	any representation or warranty made or deemed to be made or repeated by or in respect of you in or pursuant to this Agreement or the Debt or in any notice, certificate or statement referred to in or delivered under this Agreement or the Debt is or proves to have been incorrect in any material respect; or

(i)	any other event occurs that makes any rights of the Bank under this Agreement (or any other security for the Debt) exercisable or the Debt becomes due; or

(j)	an “Event of Default” as defined in the Facility Agreement occurs, as if each such “Event of Default” were set out herein.

The Bank’s Powers

12	Enforcement by the Bank

12.1	The power of enforcement in respect of the security interest created by this Agreement shall become exercisable when:

(a)	an Event of Default has occurred; and

(b)	the Bank has served on you written notice specifying the Event of Default.

12.2	The Bank may exercise the power of enforcement in respect of the security interest created by this Agreement by doing any one or more of the following (to the extent that they are not in conflict) in relation to the Collateral:

(a)	appropriating the Collateral;

(b)	selling the Collateral;

(c)	taking any of the following ancillary actions:

(i)	taking control or possession of the Collateral;

(ii)	exercising any rights you have in relation to the Collateral;

(iii)	instructing any person who has an obligation in relation to the Collateral to carry out the obligation for the benefit of the Bank;

(d)	applying any other remedy that this Agreement provides for as a remedy that is exercisable pursuant to the power of enforcement, to the extent that such remedy is not in conflict with the Law.

12.3	Subject to Part 7 of the Law:

(a)	the power of enforcement may be exercised as determined by the Bank in its absolute discretion;

(b)	the power of enforcement may be exercised by the Bank in respect of all or any part of the Collateral; and

(c)	the exercise or non-exercise of the power of enforcement by the Bank shall not constitute a waiver of any rights or remedies, and all rights and remedies of the Bank are reserved and may be exercised without notice.

12.4	Subject to Article 44(3) and (4) of the Law, not less than 14 days before appropriating or selling the Collateral, the Bank shall give written notice to the following persons (if any):

(a)	any person who, 21 days before the appropriation or sale, has a registered security interest in the Collateral; and

(b)	any person other than yourself who has an interest in the Collateral and has, not less than 21 days before the appropriation or sale, given the Bank notice of that interest.

12.4	You acknowledge and agree that no notice of appropriation or sale of the Collateral needs to be given by the Bank to you under Article 44 of the Law.

12.5	The Bank shall apply the proceeds of sale of the Collateral (or the value of any Collateral which has been appropriated) in the following order:

(a)	in payment of the Bank’s reasonable costs incurred in, and incidental to, exercise of the power of enforcement;

(b)	in or towards payment and discharge of the Debt; and

(c)	in payment of the amount of any resulting surplus to you (or any other person entitled to receive it under Article 49 of the Law) or into the Royal Court of Jersey.

12.6	Within 14 days after any appropriation or sale of the Collateral by the Bank, the Bank shall give you a written statement of account and any other person entitled to receive it under Article 48 of the Law.

12.7	Save with the prior written consent of the Bank, you shall not be entitled to reinstate this Agreement (as defined in Article 54 of the Law) during the Security Period.

12.8	To the extent permitted by the laws of Jersey:

(a)	the Bank shall have no duty to preserve or enhance the Collateral or its value; and

(b)	the Bank shall have no liability for any loss arising out of (1) the exercise or non-exercise of the power of enforcement or any other rights under this Agreement, or (2) the taking of any other action in respect of the Collateral as is permitted by this Agreement, whether before or after the power of enforcement becomes exercisable.

13	Further Assurance and Power of Attorney

13.1	You agree that you shall from time to time upon the written request of the Bank promptly do all such things and execute and deliver all such instruments and any documents (including, without limitation, any replacement or supplemental security agreements) as the Bank may consider necessary or desirable for creating, attaching, perfecting, maintaining, enhancing or enforcing its security or rights hereunder or the Law.

13.2	In accordance with Article 5(2)(a) of the Powers of Attorney (Jersey) Law, 1995 (the “Powers of Attorney Law”) and for the purpose of facilitating the exercise of the powers of the Bank under the Law and the powers given pursuant to this Agreement, you hereby irrevocably and by way of security appoint the Bank as your attorney (with full power of substitution in accordance with Article 8 of the Powers of Attorney Law) in your name and on your behalf to sign, execute, seal, deliver, acknowledge, file, register and perfect any and all documents, instruments, agreements, transfers and consents whatsoever and to do any and all such acts and things in relation to any matters dealt with in this Agreement and which the Bank may deem necessary or advisable for the purposes of or to give full effect to this Agreement or for securing or protecting the rights of the Bank hereunder. You further covenant with the Bank to ratify and confirm any lawful exercise or purported exercise of this power of attorney.

14	The Bank’s powers to deal with any Bank Accounts and Money received

14.1	In the event of the commencement of any form of bankruptcy or insolvency proceedings affecting you or all or any part of this Agreement ceasing for any reason to be binding on you or if the Bank receives notice (actual or otherwise) of any subsequent Encumbrance affecting any Bank Account or Account Balances, the Bank may open a new account or accounts for you.

14.2	If the Bank has more than one account for you, and the rights of the Bank pursuant to Clause 12 of this Agreement have become exercisable or the Bank has received notice mentioned in Clause 14.1 above, the Bank may at any time, without prior notice, transfer any credit balance in or towards discharge of any debit balance on any of the accounts. The Bank will notify you of any transfer.

14.3	If the Bank has any other Encumbrance over any Bank Account, the Bank shall have an absolute discretion in the appropriation of any money received under this Agreement or under the other Encumbrance.

15	All money received by the Bank under this Agreement may, in the Bank’s discretion, be credited to, and held in, a separate suspense account for so long as the Bank may think fit until the money, and any interest on it, is used by the Bank in, or towards, discharge of the Debt without any intermediate obligation of the Bank to apply the same in or towards payment and discharge of the Debt.

Any money credited to a suspense account shall be deemed to carry interest from the date of payment into the suspense account at the following rate or rates:

(a)	if and to the extent that the money is used in or towards discharge of the Debt, at the rate or rates applicable from time to time to the Debt which it discharges;

(b)	if and to the extent that the money is not used in or towards discharge of the Debt, and is later returned to you, simple interest at a rate to be notified to you by the Bank.

16	You waive any right of set-off you may have now or at any time in the future in respect of the Debt.

17	Indemnity

You agree to indemnify and keep indemnified the Bank on demand against each and every loss, action, claim, expense, cost and/or liability which may be incurred by the Bank in connection with or relating to the creation, preservation and/or enforcement of any of the Bank’s rights under this Agreement, the exercise or purported exercise of any of the Bank’s powers pursuant to this Agreement or any breach by you of your obligations hereunder, in each case save where such loss, action, claim, expense, cost or liability arises as the result of the fraud, gross negligence or wilful misconduct of the Bank.

18	Ruling Off

In the event of the commencement of any form of bankruptcy or insolvency proceeding affecting you or of all or any part of this Agreement ceasing for any reason to be binding on you if the Bank receives notice (actual or otherwise) of any other or subsequent Encumbrance affecting any part of Collateral, the Bank may at any time rule off your obligations and then subsisting account with the Bank and open a new account or accounts in your name. No monies paid into such new account or accounts shall thereby discharge or reduce the amount secured by this Agreement. If the Bank in any of the above cases does not rule off your obligations or open any new account or accounts, it shall nevertheless be treated as if it had done so at the time when it first had notice (actual or otherwise) of the event in question and all payments made by you or on your behalf to the Bank shall be treated as having been credited to the new account or accounts and shall not operate to reduce the amount secured by this Agreement.

19	Certificate of Bank

Any certificate submitted by the Bank to you as to (a) the amount of the Debt or any part of it or (b) the amount of its costs and expenses incurred in enforcing this Agreement (or any rights hereunder) for the purposes of Article 54 of the Law, shall in the absence of manifest error, be conclusive and binding on you.

20	Amalgamation and Consolidation

The rights, benefits, powers, discretion, authorities and remedies of the Bank under this Agreement shall remain valid and binding for all purposes notwithstanding any change, amalgamation, consolidation or otherwise which may be made in the constitution of the Bank and shall be available to such entity as shall carry on the business of the Bank for the time being.

21	Payment of the Bank’s Fees, Expenses and Costs

21.1	You agree that you will pay on a full indemnity basis all fees, expenses, liabilities, legal fees, security registration fees and other costs (the “Liabilities”) incurred or charged by the Bank in, or incidental to:

(a)	the preparation, completion, registration, administration, protection, attachment, perfection and enforcement (including the costs of any proceedings) of this Agreement;

(b)	the Bank’s compliance with any demand for registration of a financing change statement served by you on the Bank under Article 75 of the Law; or

(c)	the exercise by the Bank of its rights and powers under this Agreement.

21.2	Any Liabilities incurred under Clause 21.1 above (whether demanded or not) will be debited to an account in your name with the Bank and, once debited, will carry interest at the Interest Rate computed and compounded monthly and/or according to the Bank’s then current practice and shall be payable on demand.

22	Independence and duration of this Agreement

Each security interest constituted by this Agreement:

(a)	shall not be discharged by any partial or intermediate payment or performance of the Debt;

(b)	shall take effect as a security for the whole and every part of the payment or performance of the Debt and shall be independent of and in addition to and shall not be prejudiced or be affected by and shall not affect or prejudice any other security now or hereafter held by the Bank in respect of the payment or performance of the Debt; and

(c)	shall not be in any way discharged, impaired or otherwise affected by reason of any of the Debt becoming illegal, void, voidable, invalid or unenforceable or by reason of any other act, circumstance or omission which might but for the provisions of this Clause constitute a discharge of such security interest.

23	Currency Conversion

The Bank may convert any money received under this Agreement from the currency in which it is received into any other currency that the Bank requires for the purpose of, or pending, the discharge of the Debt. Any conversion will be effected at the Bank’s then prevailing spot selling rate of exchange.

24	Dealings with you and the Third Parties

The Bank may in its discretion make any arrangement (whether by way of giving time or other indulgence, variation, exchange, release, modification, refraining from perfection, enforcement or otherwise) with you, or any of you, or with any other person, in respect of the Debt, or of any other security for it, without affecting this Agreement or the liability for the Debt.

25	Redesignation of Accounts

You agree that, if for any reason any Bank Account or Securities Account is re-designated or renumbered, all of the terms of this Agreement shall apply to the re-designated or renumbered account as if all sums at any time standing to the credit of the re-designated or renumbered account form part of any Account Balances or to the Securities standing from time to time to the credit of any Securities Accounts as the case may be.

26	Notices

Any demand, notice or proceeding under this Agreement may be served by letter, sent by first class post to, or left at, your last known address or registered office or other electronic means to your last known electronic mail address. If posted, it will be deemed to have been served at the time it would, in the ordinary course of post, be delivered. If sent by electronic means, the demand, notice or proceeding will be deemed to have been served at the time of transmission. Service on any one of you is deemed to be served on all of you. Any demand or notice may be served by any Bank manager or officer.

27	Disclosure of Information

You consent to the disclosure by the Bank of any information about you, this Agreement, the Collateral or the Debt to:

(a)	any person to whom the Bank proposes to sell, assign or transfer or has sold, assigned or transferred, all or any of its rights, benefits and obligations under this Agreement or the Debt;

(b)	any person with whom the Bank proposes to enter, or has entered into, any arrangements in respect of this Agreement or the Debt;

(c)	any company within the Union Bancaire Privée (UK) Limited group being the Bank and its associated holding and subsidiary companies from time to time or any of its or their agents; or

(d)	any other person, if required or permitted by law to do so.

28	Transfer of Rights

(a)	The Bank may sell, assign, or transfer or grant a participation in any of its rights, benefits and obligations under this Agreement and the Debt to anyone at any time.

(b)	If the Bank sells, assigns, transfers or grants a participation in any or all of its rights, benefits and obligations, your own rights, benefits and obligations under this Agreement will stay exactly the same but you will be bound to any person or organisation to whom the Bank sells, assigns, transfers or grants a participation. That person or organisation will have the Bank’s powers and rights, benefits and obligations so far as these are sold, assigned or transferred. The Bank will be released automatically from its obligations to you so far as the Bank’s obligations are assumed by that person or organisation.

(c)	You shall not assign or transfer all or any part of your rights, benefits and/or obligations under this Agreement.

29	Severance and Modification of Clauses

(a)	If any of the Clauses (or part of a Clause) of this Agreement is or becomes unenforceable, invalid or unenforceable in any way under any law, the validity of the remaining Clauses (or part of a Clause) will not in any way be affected or impaired.

(b)	If any invalid or unenforceable Clause (or part of a Clause) would not be invalid or unenforceable if its form or effect were modified in any way, it shall be deemed to have the modified form or effect so long as the Bank consents in writing.

(c)	If this Agreement is unenforceable or otherwise ineffective against any one or more of you, none of the rest of you will be released from your obligations under this Agreement.

30	Remedies and Waiver

Time shall be of the essence of this Agreement but no failure by the Bank to exercise, nor any delay by the Bank in exercising, any right or remedy hereunder shall operate as a waiver hereof nor shall any single or partial exercise prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies provided by law.

31	General Provisions

31.1	Where you comprise more than one person the liability of each of you shall be joint and several and every agreement, covenant and undertaking herein shall be construed accordingly.

31.2	No variation or amendment of this Agreement shall be valid unless in writing and signed by you or on your behalf and by the Bank.

31.3	Every power and remedy given to the Bank under this Agreement shall be in addition to, and not in limitation of, any and every other power and remedy vested in the Bank hereunder (or available to the Bank by law or otherwise) and all the powers so vested in the Bank may be exercised from time to time and so often as the Bank may deem expedient. The Bank shall, without prejudice to its other rights and powers under this Agreement, be entitled (but not bound) at any time and as often as may be necessary to take any such action as it may in its discretion think fit for the purpose of protecting the security interests constituted by this Agreement.

31.4	This Agreement may be executed in any number of counterparts each of which shall be an original but which shall together constitute one and the same instrument.

31.5	No person (including a purchaser) dealing with the Bank or a representative of the Bank shall be concerned to enquire (whether upon the exercise of any power granted by Clause 13.2 or otherwise):

(a)	whether or not an Event of Default is outstanding;

(b)	whether the Debt has become due or payable;

(c)	whether any power which any of them is purporting to exercise has become exercisable;

(d)	as to the propriety or regularity of any action of any of them; or

(e)	how any money paid to the Bank is to be applied.

32	Governing law and jurisdiction

32.1	This Agreement shall be governed by and construed in accordance with the laws of the Island of Jersey and the parties hereby irrevocably agree for the exclusive benefit of the Bank that the courts of the Island of Jersey are to have jurisdiction to settle any disputes which arise out of or in connection with this Agreement and that accordingly any suit, action or proceeding arising out of or in connection with this Agreement (in this Clause referred to as “Proceedings”) may be brought in any such court.

32.2	Nothing contained in this Clause shall limit the right of the Bank to take Proceedings against you in any other court of competent jurisdiction nor shall the taking of proceedings in one or more jurisdiction(s) preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

32.3	You irrevocably waive (and irrevocably agree not to raise) any objection which you may have now or hereafter to laying of the venue of any Proceedings in any such court as referred to in this Clause and any claim that any such Proceedings have been brought in an inconvenient forum and further irrevocably agree that a judgment in any Proceedings brought in any such court as is referred to in this Clause shall be conclusive and binding upon you and may be enforced in the court of any other jurisdiction.

IN WITNESS WHEREOF you have caused this Agreement to be duly executed the day and year first above written.

SCHEDULE 1

PART A

Bank Accounts with the Bank

(cash deposits)

Account Number	Name/Designation
[Account Number]	Mr Daniel Leonard Masters

[Account Number]	Mr Daniel Leonard Masters

[Account Number]	Mr Daniel Leonard Masters

PART B

Securities Accounts with the Bank

(under which any Securities are held by the Bank of behalf of the debtor)

Account Number	Name/Designation
[Account Number]	Mr Daniel Leonard Masters

[Account Number]	Mr Daniel Leonard Masters

[Account Number]	Mr Daniel Leonard Masters

SCHEDULE 2

Definitions and Interpretations

1.1

(a)	“Agreement” means this security interest agreement;

(b)	“Bank” means Union Bancaire Privée (UK) Limited acting through its Jersey branch, its successors and assigns and any person who is entitled at any future date to exercise all or any of the Bank’s rights under this Agreement;

(c)	“Account Balances” means all sums at any time and from time to time standing to the credit of any Bank Accounts and includes all interest accrued or accruing in the future thereon and any monies of yours (however described, designated or numbered) which derive in whole or in part from any Bank Accounts or from any sum at any time standing to the credit of any Bank Accounts;

(d)	“Bank Accounts” means any deposit accounts (as defined in the Law) of yours with the Bank into which money has been or will be deposited, short details of which are set out in Schedule 1 Part A and any sub account or any substituted account (including, without limitation, the Account Balances);

(e)	“Collateral” means:

(i)	any Bank Accounts;

(ii)	any Securities Accounts and Contract Rights; and

(iii)	the Proceeds;

(f)	“Contract Rights” means all rights, title and interest, present and future, of yourself in or pursuant to the Custodian Agreement, including, without limitation, all and any right or power of yours to require the Bank to deliver or redeliver (or procure delivery or redelivery) to yourself title to and possession of the Securities credited to the Securities Accounts;

(g)	“Custodian Agreement” means the custodian agreement entered into between you and the Bank;

(h)	“Debt” has the meaning given to it in Clause 3;

(i)	“Encumbrance” means any mortgage, charge, pledge, lien, assignment, hypothecation, title retention, security interest, trust arrangement or any other agreement or arrangement which has the effect of creating security;

(j)	“Events of Default” means any of the events or circumstances specified in Clause 11;

(k)	“Facility Agreement” means any facility agreement entered into from time to time between you and the Bank, including without limitation any forward foreign exchange facility agreement entered into between you and the Bank from time to time;

(l)	“Interest Rate” means such rate as may be notified to you by the Bank from time to time;

(m)	“Law” means the Security Interests (Jersey) Law 2012;

(n)	“Proceeds” means any proceeds (as defined in the Law) derived directly or indirectly from a dealing with the Securities Accounts, the Contract Rights or the Bank Accounts or from a dealing with the proceeds of the Securities Accounts, the Contract Rights or the Bank Accounts;

(o)	“Securities” means any investment securities (as defined in the Law) which are held from time to time by the Bank or its agents or nominees for you and on your behalf under the Securities Account and all your rights, title, benefit and interest present and future therein;

(p)	“Securities Accounts” means any securities accounts (as defined in the Law) of yours with the Bank under which any Securities are held; short details of which are set out in Schedule 1 Part B and any sub account or any substituted account (including, without limitation, the Securities held in such accounts); and

(q)	“Security Period” means the period commencing on the date hereof and ending on the date upon which the Bank shall have determined that all of the Debt has been irrevocably paid, performed and/or discharged in full.

1.2	“You” means the person named as “you” above, and words such as “your”, “yours”, etc should be read in this way. If there is more than one of you, your obligations under this Agreement are several as well as joint. References to you include your successors, heirs, estates and permitted assigns, if any.

1.3	For the purposes of the Law, the Bank shall be the “secured party” and the “intermediary”, you shall be the “grantor”, the Collateral (including, without limitation, any after-acquired property) shall be the “collateral”, this Agreement shall be the “security agreement” and the Events of Default shall be the “events of default” for the purposes of the Law.

1.4	“control”, “deposit account”, “investment security”, “securities account” and “proceeds” shall have the meanings given to them in the Law.

1.5	“prescribed unit trust” shall have the meaning given to it in Article 2(2) of the Order.

1.6	References to “constitutional documents” of an entity shall include, without limitation, the certificate(s) of incorporation or establishment, the memorandum and articles of association and, where the entity is the trustee of a trust, the trust instrument constituting the relevant trust.

1.7	References to “identity documents” of a natural person shall include, without limitation, a passport (or national identity document) or driver’s licence.

1.8	Words and expressions not otherwise defined in this Agreement shall be construed in accordance with the Law.

1.9	Except where the context otherwise requires, words denoting the singular include the plural and vice versa, words denoting a gender include every gender and references to persons include bodies corporate and unincorporate.

1.10	References to Recitals, Clauses and Schedules are, unless the context otherwise requires, references to recitals and Clauses hereof and schedules hereto and references to sub-Clauses are, unless otherwise stated, references to the sub-Clause of the Clause in which the reference appears.

1.11	The Recitals and Schedules form part of this Agreement and shall have the same force and effect as if they were expressly set out in the body of this Agreement and any reference to this Agreement shall include the Recitals and Schedules.

1.12	Any reference to this Agreement or to any agreement or document referred to in this Agreement shall be construed as a reference to such agreement or document as amended, varied, modified, supplemented, restated, novated or replaced from time to time.

1.13	Any reference to any statute or statutory provision shall, unless the context otherwise requires, be construed as a reference to such statute or statutory provision as the same may have been or may be amended, modified, extended, consolidated, re-enacted or replaced from time to time.

1.14	Clause headings are inserted for convenience only and shall not affect the construction of this Agreement.

THE PARTIES have duly executed this agreement on the date set out at the beginning of this Agreement.

Individual

SIGNED by
DANIEL LEONARD MASTERS

/s/ Daniel Masters
Name:	Daniel Masters
Title:	Chairman

In the presence of:

Signature of witness:	/s/ Beatriz Abella
Name of witness:	Beatriz Abella
Address of witness:	[Address]

SIGNED by
for and on behalf of
UNION BANCAIRE PRIVÉE (UK) LIMITED, JERSEY BRANCH

/s/ Allison Humphreys
Name:	Alison Humphreys
Title:	Senior Credit Executive

SIGNED by
for and on behalf of
UNION BANCAIRE PRIVÉE (UK) LIMITED, JERSEY BRANCH

/s/ Philip Meeks
Name:	Philip Meeks
Title:	Senior Credit Manager